As filed with the Securities and Exchange Commission on June 26, 2009

Registration No. 333-115242

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

(Post-Effective Amendment No. 1)

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

SiRF TECHNOLOGY HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0576030
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

217 Devcon Drive San Jose, California	95112
(Address of principal executive offices)	(Zip Code)

SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan

(Full title of the plans)

Diosdado P. Banatao

Executive Chairman & Interim Chief Executive Officer

SiRF Technology Holdings, Inc.

217 Devcon Drive

San Jose, California 95112

(408) 467-0410

(Name, address and telephone number of agent for service)

Copy to:

Peter S. Malloy, Esq.

Simpson Thacher & Bartlett LLP

2550 Hanover Street

Palo Alto, California 94304

(650) 251-5040

DEREGISTRATION OF UNSOLD SECURITIES

This Post-Effective Amendment No. 1 amends the Registration Statement on Form S-8 (registration number 333-115242) (the “Registration Statement”) filed with the Securities and Exchange Commission on May 6, 2004, which registered 8,390,565 shares of common stock, par value $0.0001 per share (the “Common Stock”), of SiRF Technology Holdings, Inc. (the “Registrant”) issuable pursuant to the SiRF Technology Holdings, Inc. Amended and Restated 1995 Stock Plan.

Effective as of June 26, 2009 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of February 9, 2009 (the “Merger Agreement”) by and among CSR plc (“CSR”), Shannon Acquisition Sub, Inc., a wholly-owned subsidiary of CSR (“Merger Sub”), and the Registrant, Merger Sub merged with and into the Registrant, with the Registrant as the surviving corporation in the Merger and continuing as a direct wholly-owned subsidiary of CSR (the “Merger”). As provided in the Merger Agreement, at the Effective Time, each outstanding share of the Common Stock was converted automatically into the right to receive 0.741 of an ordinary share, par value £0.001 per share, of CSR, subject to anti-dilution adjustment, and cash in lieu of fractional CSR ordinary shares.

As a result of the Merger, the Registrant has terminated all offerings of the Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any securities of the Registrant being registered under the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby de-registers all of the Common Stock registered under the Registration Statement which remains unsold as of the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of San Jose, State of California, on this 26th day of June, 2009.

SIRF TECHNOLOGY HOLDINGS, INC.

By	/s/ DIOSDADO P. BANATAO
Name:	Diosdado P. Banatao
Title:	Executive Chairman & Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

/S/ DIOSDADO P. BANATAO Diosdado P. Banatao	Executive Chairman & Interim Chief Executive Officer (Principal Executive Officer) & Executive Chairman of the Board	June 26, 2009

/S/ DENNIS BENCALA Dennis Bencala	Chief Financial Officer (Principal Financial and Accounting Officer)	June 26, 2009

/S/ KANWAR CHADHA Kanwar Chadha	Director	June 26, 2009

/S/ MOIZ M. BEGUWALA Moiz M. Beguwala	Director	June 26, 2009

/S/ MOHANBIR GYANI Mohanbir Gyani	Director	June 26, 2009

/S/ STEPHEN C. SHERMAN Stephen C. Sherman	Director	June 26, 2009

/S/ JAMES M. SMAHA James M. Smaha	Director	June 26, 2009

/S/ SAM S. SRINIVASAN Sam S. Srinivasan	Director	June 26, 2009